May 24, 2011
Amyris Fuels, LLC
5885 Hollis St., Suite 100
Emeryville, CA 94608

Attention:     Jeri Hilleman, CFO, Amyris Inc.
Tom Krivas, Vice President - Risk Management, Amyris Inc.

Re:    Amendment to Uncommitted Facility Letter
Ladies and Gentlemen:
We refer to the Uncommitted Facility Letter, dated as of November 25, 2008 (as amended, the “Uncommitted Facility Letter”), between BNP Paribas (the “Bank”) and Amyris Fuels, Inc. (predecessor in interest to Amyris Fuels, LLC, the “Borrower”). Unless otherwise defined, capitalized terms used in this Amendment to Uncommitted Facility Letter (this “Amendment”) have the meanings provided for in the Uncommitted Facility Letter.
Each of the undersigned hereby agrees that, effective as of April 14, 2011, the Uncommitted Facility Letter shall be amended as follows:
1.The section entitled “Availability and Maturity” of the Uncommitted Facility Letter is hereby amended by deleting the term “April 14, 2011” in the first sentence and inserting in lieu thereof “April 14, 2012.”

2.The second sentence appearing in the paragraph following Clause 4 of the Section entitled “Borrowing Base” is hereby amended and restated in its entirety to read as follows:

“Obligor shall provide a Borrowing Base Report and a Borrowing Base Certificate weekly, within 3 business days from the Friday of each week (each, a “Borrowing Base Reporting Date”) in form and substance satisfactory to the Lender including schedules of: (a) each of the Borrowing Base categories; (b) aged accounts receivable; (c) all contras (including forward book offsets) applied against accounts receivable; (d) bank balances; (e) third party inventory statements; (f) futures brokerage statements, (g) comprehensive marked-to-market report of the Obligor's physical and financial Product positions and trading position report; and (h) outstanding Accommodations. A minimum of one Borrowing Base Report and Borrowing Base Certificate must be delivered each week. If the Borrowing Base Reporting Date for the last Friday of any month does not fall on the last calendar day of the month, the Obligor shall replace the Borrowing Base Report and Borrowing Base Certificate for such week or the preceding week (at the Bank's discretion) with a Borrowing Base Report and Borrowing Base Certificate as of the last calendar day of the month to be provided within 3 business days of that date.”
3.Each reference to “in accordance with GAAP” appearing in the section entitled “General Conditions” of the Uncommitted Facility Letter, is hereby amended to include at the end of each such terms the following: “, together with a reconciliation of GAAP to Economic Basis”.

4.The section entitled “Confidentiality” of the Uncommitted Facility Letter is hereby amended and restated in its entirety to read as follows:
“Confidentiality:    Each of the Obligor and Guarantor agrees that the terms and provisions of this Uncommitted Facility Letter and the other Security Documents are confidential and may not be disclosed by the Obligor or the Guarantor to any other person (except as required by applicable law, regulation or judicial process) other than the Obligor's or the Guarantor's respective accountants, attorneys and other advisors and only in connection with the transactions contemplated by this Uncommitted Facility Letter and on a confidential basis unless specifically approved by the Bank.

The Bank agrees to maintain the confidentiality of the terms and provisions of this Uncommitted Facility Letter and the other Security Documents and all other non public information (including the annual audited consolidating financial statements) provided by Obligor or Guarantor in connection with this Uncommitted Facility Letter, except that information may be disclosed (a) to its affiliates and to its and its affiliates' respective partners, directors, officers, employees, agents, advisors and representatives, (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Uncommitted Facility Letter, (e) in connection with the exercise of any remedies or any action or proceeding relating to this Uncommitted Facility Letter or any other document or the enforcement of rights thereunder, (f) to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations hereunder, (g) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Obligor and its obligations, (h) with the consent of the Obligor, (i) to the extent such information becomes publicly available or (j) as permitted under the section entitled Miscellaneous.”

This Amendment is executed pursuant to the Uncommitted Facility Letter and shall be construed, administered and applied in accordance with all of the terms and provisions of the Uncommitted Facility Letter.
This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
This Amendment may be executed by the parties hereto in several counterparts, each of which when executed and delivered shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile shall be effective as delivery of a manually executed counterpart of this Amendment.
This Amendment shall not become effective until each of the following conditions precedent has been satisfied to our reasonable satisfaction and once such conditions precedent have been satisfied, this Amendment shall be deemed to be effective as of April 14, 2011:

1)	We have received fully executed original counterparts of this Amendment; and

2)	We shall have received an Audit Fee of $5,000.00

3)	We shall have received all other fees due and payable upon execution of this Amendment.

The Guarantor hereby confirms its agreement to this Amendment and ratifies its Guaranty by signing in the space provided below.

THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO NEW YORK CONFLICTS OF LAWS PRINCIPLES).
Except as expressly provided hereby, all of the representations, warranties, terms, covenants and conditions of the Uncommitted Facility Letter shall continue to be, and shall remain, in full force and effect in accordance with their respective terms and are hereby ratified, confirmed and remade as of the date hereof. The modifications set forth herein shall be limited precisely as provided for herein, and shall not be deemed to be a waiver of, consent to or modification of any other term or provision of the Uncommitted Facility Letter or of any term or provision of any other instrument referred to therein or herein, or of any transaction or further or future action on the part of the Borrower or any other person which would require the consent of the Bank under the Uncommitted Facility Letter or any such other instrument.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

Sincerely,
BNP PARIBAS
By: /s/ Janet Koehne
Name: Janet Koehne
Title: Director
By: /s/ Christine Dirringer
Name: Christine Dirringer
Title: Director

We confirm our agreement to the foregoing:

AMYRIS FUELS, LLC

By: /s/ Thomas Krivas
Name: Thomas Krivas
Title: Assistant Secretary

Agreed to and acknowledged by Guarantor:
AMYRIS, INC.
By: /s/ Jeryl Hilleman
Name: Jeryl Hilleman
Title: Chief Financial Officer